Exhibit 99.1
Princeton National Bancorp, Inc.
4th Quarter Earnings Improve 17.7%
PRINCETON, Illinois – January 28, 2008 – Princeton National Bancorp, Inc. (NASDAQ: PNBC)
Tony J. Sorcic, President & CEO, stated, “The Company is very pleased to announce the outstanding results generated in the fourth quarter of 2007. Net income was $2,048,000, fully diluted earnings per share totaled $.62, and the return on average equity was 12.18%. This is an improvement of 17.7%, 19.2% and 14.4%, respectively, from the third quarter of 2007.”
Sorcic continued, “Net income for 2007 was $6,770,000, a 4.4% increase from 2006 net income of $6,488,000. Significant progress was made during 2007, as net income of $1,429,000 in the first quarter increased 8.7% to $1,553,000 in the second quarter, 12.1% to $1,740,000 in the third quarter, and 17.7% to $2,048,000 in the fourth quarter. In comparing the fourth quarter of 2007 to the first quarter, there was a 43.3% increase in net income. The Bank’s plan to increase the net interest margin was executed, with the outcome being a steady improvement throughout 2007. Net interest income for 2007 was $27,054,000 compared to $25,896,000 in 2006.
Sorcic continued, “There was also consistent improvement in the diluted earnings per share during the year. Diluted earnings per share for 2007 totaled $2.03, an improvement of 6.3% from $1.91 in 2006. The return on average equity for 2007 increased to 10.32% from 10.07% in 2006.”
Princeton National Bancorp, Inc. also reached a record level of total assets at $1.081 billion as of December 31, 2007. This represents growth of 4.7% when compared to total assets at December 31, 2006 of $1.032 billion. The Company’s loan portfolio grew $93.2 million over the last twelve months. Growth was experienced in existing offices, as well as from the acquisition of the Plainfield office of HomeStar Bank, Manteno, Illinois which was completed in February 2007. The Company’s loan portfolio continues to be high-quality and had minimal loan charge-offs during the year. Non-performing loans represent 1.03% of the total loan portfolio at December 31, 2007. The funding of loans was achieved primarily through maturing securities in the investment portfolio and secondarily through deposit growth. This resulted in the loan to asset ratio improving to 66.9% at December 31, 2007 from 61.0% one year earlier.
Non-interest income increased $1,053,000 in 2007 to $11,298,000 compared to $10,245,000 in 2006. Growth was generated in service charges on deposits ($196,000), brokerage fee income ($184,000), mortgage banking income ($148,000), other service charges (184,000), and income from bank owned life insurance ($46,000). The Company’s non-interest income exceeded 1% of average assets for the year 2007. Non-interest expense, although slightly higher than 2006, represents 2.85% of total assets compared to 2.95% in 2006 and was below budgeted expectations.

The Company ended 2007 with total deposits and repurchase agreements of $925.6 million, an increase from $913.2 million at year-end 2006.
During 2007, the Company purchased 50,000 shares under the Stock Repurchase Plans at an average price of $29.19 per share. Since 1997, the Company has repurchased 1,344,271 shares of common stock through stock repurchase programs.
The stock price closed the year at $24.25, a decrease from the December 31, 2006 stock price of $32.55. The decrease in the PNBC stock price is reflective of the banking industry as a whole. The Subsidiary Bank does not have sub-prime loans in its loan portfolio or as underlying collateral within the investment portfolio.
For additional financial information, please refer to the attached December 31, 2007 financial statements for Princeton National Bancorp, Inc. You may also visit our website at www.pnbc-inc.com to obtain financial information, as well as press releases, stock prices and information on the Company.
The Company has set its annual meeting date for April 29, 2008 at 10:00 A.M. at The Galleria Convention Center in Princeton, Illinois. The record date for the Annual Meeting will be February 29, 2008.
The Company offers shareholders the opportunity to participate in the Princeton National Bancorp, Inc. Dividend Reinvestment and Stock Purchase Plan. The Company also offers electronic direct deposit of dividends. To obtain information about the stock purchase plan or electronic direct deposit, please contact us at 815-875-4445, extension 650.
Princeton National Bancorp, Inc. is the parent holding company of Citizens First National Bank, a $1.081 billion community bank with strategic locations in 8 counties in northern Illinois. The Company is well-positioned in the high-growth counties of Will, Kendall, Kane, Grundy, DeKalb and LaSalle plus Bureau and Marshall. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. The Subsidiary Bank, Citizens First National Bank, provides financial services to meet the needs of individuals, businesses and public entities.
This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. These forward-looking statements are identified by the use of words such as 1) believes, 2) anticipates, 3) estimates, 4) expects, 5) projects or similar words. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure. The figures included in this press release are unaudited and may vary from the audited results.

Inquiries should be directed to:	Lou Ann Birkey, Vice President – Investor Relations, Princeton National Bancorp, Inc. (815) 875-4444, E-Mail address: pnbc@citizens1st.com

CONSOLIDATED BALANCE SHEETS
 (dollars in thousands, except share data)

	December 31,	December 31,
REVISED	2007	2006
	(unaudited)
ASSETS

Cash and due from banks	$25,801	$33,882
Interest-bearing deposits with financial institutions	1,803	103
Federal funds sold	0	5,200

Total cash and cash equivalents	27,604	39,185

Loans held for sale, at lower of cost or market	928	4,512

Investment securities available-for-sale, at fair value	218,095	252,467
Investment securities held-to-maturity, at amortized cost	14,578	15,449

Total investment securities	232,673	267,916

Loans, net of unearned interest	722,647	629,472
Allowance for loan losses	(3,248)	(3,053)

Net loans	719,399	626,419

Premises and equipment, net	30,801	28,670
Land held for sale, at lower of cost or market	1,344	0
Bank-owned life insurance	22,461	21,470
Interest receivable	10,876	11,139
Goodwill, net of accumulated amortization	24,521	23,029
Intangible assets, net of accumulated amortization	5,090	5,921
Other real estate owned	833	0
Other assets	4,172	3,698

TOTAL ASSETS	$1,080,702	$1,031,959

LIABILITIES

Demand deposits	$102,452	$107,834
Interest-bearing demand deposits	241,749	231,953
Savings deposits	58,401	66,060
Time deposits	488,805	476,052

Total deposits	891,407	881,899

Customer repurchase agreements	34,217	31,344
Advances from the Federal Home Loan Bank	6,984	6,970
Interest-bearing demand notes issued to the U.S. Treasury	1,838	2,333
Federal funds purchased	26,500	0
Trust Preferred securities	25,000	25,000
Note payable	14,550	8,500

Total borrowings	109,089	74,147

Other liabilities	11,864	10,558

Total liabilities	1,012,360	966,604

STOCKHOLDERS’ EQUITY

Common stock	22,391	22,391
Surplus	18,275	18,158
Retained earnings	51,279	48,109
Accumulated other comprehensive loss, net of tax	79	(960)
Less: Treasury stock	(23,682)	(22,343)

Total stockholders’ equity	68,342	65,355

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$1,080,702	$1,031,959

CAPITAL STATISTICS (UNAUDITED)

YTD average equity to average assets	6.33%	6.70%
Tier 1 leverage capital ratio	6.16%	6.33%
Tier 1 risk-based capital ratio	8.00%	8.75%
Total risk-based capital ratio	8.41%	9.18%
Book value per share	$20.66	$19.50
Closing market price per share	$24.25	$32.55
End of period shares outstanding	3,308,447	3,351,410
End of period treasury shares outstanding	1,169,848	1,126,885

CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except share data)

	THREE MONTHS	THREE MONTHS	FOR THE YEAR	FOR THE YEAR
	ENDED	ENDED	ENDED	ENDED
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
REVISED	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INTEREST INCOME

Interest and fees on loans	$13,102	$11,365	$49,982	$41,923
Interest and dividends on investment securities	2,652	3,085	11,124	10,990
Interest on federal funds sold	86	142	332	499
Interest on interest-bearing time deposits in other banks	37	37	121	114

Total Interest Income	15,877	14,629	61,559	53,526

INTEREST EXPENSE

Interest on deposits	7,547	7,107	30,324	23,843
Interest on borrowings	1,105	997	4,181	3,787

Total Interest Expense	8,652	8,104	34,505	27,630

Net interest income	7,225	6,525	27,054	25,896
Provision for loan losses	90	110	640	285

Net interest income after provision	7,135	6,415	26,414	25,611

NON-INTEREST INCOME
Trust & farm management fees	382	309	1,507	1,467
Service charges on deposit accounts	1,173	1,069	4,431	4,235
Other service charges	473	445	1,966	1,782
Gain on sales of securities available-for-sale	183	92	541	250
Gain on sale of loans	0	0	0	90
Brokerage fee income	279	174	920	736
Mortgage banking income	237	220	903	755
Bank-owned life insurance	208	188	816	770
Other operating income	61	35	214	160

Total Non-Interest Income	2,996	2,532	11,298	10,245

NON-INTEREST EXPENSE
Salaries and employee benefits	4,300	3,940	16,874	15,884
Occupancy	623	527	2,393	1,985
Equipment expense	788	795	3,158	2,933
Federal insurance assessments	83	78	338	313
Intangible assets amortization	176	163	704	651
Data processing	304	251	1,101	1,032
Advertising	183	207	722	841
Other operating expense	1,055	1,171	4,275	4,696

Total Non-Interest Expense	7,512	7,132	29,565	28,335

Income before income taxes	2,619	1,815	8,147	7,521
Income tax expense	571	165	1,377	1,033

Net income	$2,048	$1,650	$6,770	$6,488

Net income per share:
BASIC	$0.62	$0.49	$2.04	$1.93
DILUTED	$0.62	$0.49	$2.03	$1.91

Basic weighted average shares outstanding	3,310,487	3,360,033	3,326,467	3,369,567
Diluted weighted average shares outstanding	3,316,573	3,379,394	3,334,507	3,389,765

PERFORMANCE RATIOS (annualized)

Return on average assets	0.77%	0.65%	0.65%	0.68%
Return on average equity	12.18%	9.92%	10.32%	10.07%
Net interest margin (tax-equivalent)	3.29%	3.16%	3.20%	3.33%
Efficiency ratio (tax-equivalent)	69.69%	73.64%	72.72%	73.36%

ASSET QUALITY

Net loan charge-offs	$64	$221	$445	$422
Total non-performing loans	$7,434	$3,926	$7,434	$3,926
Non-performing loans as a % of total loans	1.03%	0.62%	1.03%	0.62%